Exhibit 99.1

For:	Immediate Release	Contact:	Larry Lentych
	April 21, 2011		Andrea Short
574 235 2000

1ST SOURCE CORPORATION EARNINGS UP 9.60% IN FIRST QUARTER,
CASH DIVIDEND DECLARED

South Bend, IN -- 1st Source Corporation (Nasdaq: SRCE), parent company of 1st Source Bank, today reported net income of $10.61 million for the first quarter of 2011, up 9.60% compared to the $9.68 million reported in the first quarter a year ago. Diluted net income per common share for the first quarter of 2011 amounted to $0.43, up 30.30% over the $0.33 for the first quarter of 2010. Diluted net income improved $0.07 per common share due to redeeming all preferred stock in December 2010 issued to the Treasury as part of the Capital Purchase Program in January 2009.
At the April 2011 meeting, the Board of Directors approved a first quarter cash dividend of $0.16 per common share, an increase of 6.67% over the dividend declared in the same period a year earlier. The cash dividend will be payable on May 16, 2011, to shareholders of record May 6, 2011.
Christopher J. Murphy III, Chairman and Chief Executive Officer, commented on the first quarter by saying, "We continue to make steady progress with our performance. The economic environment in the geographic markets we serve seems to be slowly improving along with the increasingly positive outlooks we are hearing from our clients. All of our colleagues are focused on providing straight talk and sound advice as well as excellent customer service, ensuring we deliver a good value to our clients while we continue to help them work through these challenging times.”
Mr. Murphy continued, “Credit quality reflects the improvement across the region as is evidenced by our ratio of nonperforming assets to net loans and leases dropping to 2.81% this quarter from 2.98% a year ago and net charge offs decreasing to $2.91 million for the quarter versus $4.80 million a year ago. Expense control remains good, and the net interest margin has increased to 3.71%. All in all, the first quarter was a good start to the year for 1st Source Corporation.”
Return on average common shareholders’ equity for 1st Source Corporation was 8.73% compared to 6.82% for the first quarter of 2010, and return on average total assets was 0.97% compared to 0.88% a year ago. As of March 31, 2011, the 1st Source common equity-to-assets ratio was 11.12%, up from 10.66% a year ago and its tangible common equity-to-tangible assets ratio was 9.29% compared to 8.81% a year earlier. Common shareholders’ equity was $490.47 million, up 3.52% from March 31, 2010. At the end of March 2011, total assets were $4.41 billion, down slightly from the $4.45 billion a year ago. Loans and leases decreased 1.75% and deposits increased 1.97% from a year ago.

For the first quarter of 2011, 1st Source’s provision for loan and lease losses was $2.20 million compared to $4.39 million for the first quarter of 2010. Net charge-offs were $2.91 million for the first quarter of 2011 compared to $4.80 million for the first quarter of 2010. The reserve for loan and lease losses as of March 31, 2011, was 2.82% of total loans and leases compared to 2.83% a year earlier. The ratio of nonperforming assets to net loans and leases was 2.81% on March 31, 2011, compared to 2.98% for the same period last year. As of March 31, 2011, nonperforming assets included $1.20 million of former bank premises held for sale.
Tax-equivalent net interest income was $37.57 million for the first quarter of 2011, up 5.00% from 2010's first quarter, and the net interest margin was 3.71% compared to 3.50% in the first quarter of 2010.
Noninterest income for the three-month period ended March 31, 2011 was $18.95 million, a decrease of 9.41% as compared to the first quarter of 2010. Noninterest income decreased primarily due to declines in equipment rental income and lower investment securities and other investment gains.
Noninterest expense for the three-month period ended March 31, 2011 was $38.48 million, an increase of 3.68% as compared to the first quarter of 2010. Noninterest expense increased as a result of a charge of $1.68 million for a provision for unfunded loan commitments. This increase was offset by reductions in depreciation on leased equipment and professional fees.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 76 community banking centers in 17 counties, 22 specialty finance locations nationwide, 8 trust and wealth management locations, and 7 1st Source Insurance offices. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities it serves.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.

1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may”  and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
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1st SOURCE CORPORATION
1st QUARTER 2011 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended
	March 31,
	2011	2010
END OF PERIOD BALANCES
Assets	$4,412,376	$4,445,112
Loans and leases	3,051,718	3,106,115
Deposits	3,609,007	3,539,130
Reserve for loan and lease losses	86,160	87,827
Intangible assets	88,650	89,949
Common shareholders' equity	490,467	473,803
Total shareholders' equity	490,467	579,057

AVERAGE BALANCES
Assets	$4,420,164	$4,485,394
Earning assets	4,108,743	4,145,707
Investments	956,568	892,606
Loans and leases	3,054,013	3,100,144
Deposits	3,600,015	3,574,129
Interest bearing liabilities	3,348,626	3,396,682
Common shareholders' equity	492,673	473,562
Total shareholders' equity	492,673	578,612

INCOME STATEMENT DATA
Net interest income	$36,860	$34,902
Net interest income - FTE	37,566	35,777
Provision for loan and lease losses	2,198	4,388
Noninterest income	18,953	20,922
Noninterest expense	38,476	37,110
Net income	10,608	9,679
Net income available to common shareholders	10,608	7,968

PER SHARE DATA
Basic net income per common share	$0.43	$0.33
Diluted net income per common share	0.43	0.33
Common cash dividends declared	0.16	0.15
Book value per common share	20.18	19.51
Tangible book value per common share	16.53	15.81
Market value - High	20.90	18.74
Market value - Low	17.86	14.25
Basic weighted average common shares outstanding	24,271,366	24,210,242
Diluted weighted average common shares outstanding	24,279,517	24,215,506

KEY RATIOS
Return on average assets	0.97%	0.88%
Return on average common shareholders' equity	8.73	6.82
Average common shareholders' equity to average assets	11.15	10.56
End of period tangible common equity to tangible assets	9.29	8.81
Risk-based capital - Tier 1	14.38	16.73
Risk-based capital - Total	15.68	18.01
Net interest margin	3.71	3.50
Efficiency: expense to revenue	66.45	63.78
Net charge-offs to average loans and leases	0.39	0.63
Loan and lease loss reserve to loans and leases	2.82	2.83
Nonperforming assets to loans and leases	2.81	2.98

ASSET QUALITY
Loans and leases past due 90 days or more	$515	$272
Nonaccrual loans and leases	74,038	78,094
Other real estate	6,813	5,205
Former bank premises held for sale	1,200	2,363
Repossessions	5,482	9,886
Equipment owned under operating leases	300	150
Total nonperforming assets	88,348	95,970

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	March 31, 2011	March 31, 2010
ASSETS
Cash and due from banks	$57,271	$53,518
Federal funds sold and interest bearing deposits with other banks	81,661	68,606
Investment securities available-for-sale
(amortized cost of $927,522 and $878,403 at
March 31, 2011 and 2010, respectively)	942,221	888,862
Other investments	20,503	23,545
Trading account securities	146	130
Mortgages held for sale	5,467	23,067

Loans and leases, net of unearned discount:
Commercial and agricultural loans	547,381	546,826
Auto, light truck and environmental equipment	416,957	364,445
Medium and heavy duty truck	156,022	200,228
Aircraft financing	601,480	608,643
Construction equipment financing	271,490	303,866
Commercial real estate	578,648	584,756
Residential real estate	386,290	392,911
Consumer loans	93,450	104,440
Total loans and leases	3,051,718	3,106,115
Reserve for loan and lease losses	(86,160)	(87,827)
Net loans and leases	2,965,558	3,018,288

Equipment owned under operating leases, net	81,304	92,226
Net premises and equipment	36,024	37,556
Goodwill and intangible assets	88,650	89,949
Accrued income and other assets	133,571	149,365

Total assets	$4,412,376	$4,445,112

LIABILITIES
Deposits:
Noninterest bearing	$513,315	$457,645
Interest bearing	3,095,692	3,081,485
Total deposits	3,609,007	3,539,130

Short-term borrowings:
Federal funds purchased and securities sold
under agreements to purchase	112,914	111,788
Other short-term borrowings	19,239	29,358
Total short-term borrowings	132,153	141,146
Long-term debt and mandatorily redeemable securities	26,717	24,847
Subordinated notes	89,692	89,692
Accrued expenses and other liabilities	64,340	71,240
Total liabilities	3,921,909	3,866,055

SHAREHOLDERS' EQUITY
Preferred stock; no par value	-	105,254
Common stock; no par value	346,535	350,272
Retained earnings	164,455	147,381
Cost of common stock in treasury	(29,655)	(30,348)
Accumulated other comprehensive income	9,132	6,498
Total shareholders' equity	490,467	579,057

Total liabilities and shareholders' equity	$4,412,376	$4,445,112

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2011	2010
Interest income:
Loans and leases	$41,299	$42,270
Investment securities, taxable	4,482	5,401
Investment securities, tax-exempt	1,186	1,467
Other	243	274
Total interest income	47,210	49,412

Interest expense:
Deposits	8,355	12,405
Short-term borrowings	89	188
Subordinated notes	1,647	1,647
Long-term debt and mandatorily redeemable securities	259	270
Total interest expense	10,350	14,510

Net interest income	36,860	34,902
Provision for loan and lease losses	2,198	4,388
Net interest income after provision for
loan and lease losses	34,662	30,514

Noninterest income:
Trust fees	3,992	3,745
Service charges on deposit accounts	4,236	4,620
Mortgage banking income	444	777
Insurance commissions	1,142	1,465
Equipment rental income	6,038	6,745
Other income	2,971	2,689
Investment securities and other investment gains	130	881
Total noninterest income	18,953	20,922

Noninterest expense:
Salaries and employee benefits	18,638	18,810
Net occupancy expense	2,320	2,487
Furniture and equipment expense	3,349	2,800
Depreciation - leased equipment	4,805	5,364
Professional fees	1,096	1,514
Supplies and communication	1,394	1,369
FDIC and other insurance	1,676	1,674
Business development and marketing expense	622	567
Loan and lease collection and repossession expense	1,324	1,106
Other expense	3,252	1,419
Total noninterest expense	38,476	37,110

Income before income taxes	15,139	14,326
Income tax expense	4,531	4,647

Net income	10,608	9,679
Preferred stock dividends and discount accretion	-	(1,711)
Net income available to common shareholders	$10,608	$7,968

The Nasdaq Global Select Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com